Tredegar Corporation	Contact:
Corporate Communications	Kevin A. O’Leary
1100 Boulders Parkway	Phone: 804/330-1102
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: kaoleary@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS FOURTH-QUARTER RESULTS

RICHMOND, Va., February 12, 2010 – Tredegar Corporation (NYSE:TG) reported fourth-quarter net income from continuing operations of $10.0 million (29 cents per share) compared to $5.9 million (17 cents per share) in the fourth quarter of 2008.  Earnings from continuing manufacturing operations in the fourth quarter were $5.2 million (15 cents per share) versus $10.2 million (30 cents per share) last year.  Fourth-quarter sales from continuing operations decreased to $161.8 million from $192.7 million in 2008.

A summary of results for continuing operations for the three and twelve months ended December 31, 2009 and 2008 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
Sales	$161.8	$192.7	$648.6	$883.9

Income (loss) from continuing operations as reported under generally accepted accounting principles (GAAP)	$10.0	$5.9	$(1.4)	$29.6
After-tax effects of:
Goodwill impairment relating to aluminum extrusions business	-	-	30.6	-
Losses associated with plant shutdowns, asset impairments and restructurings	1.5	5.1	2.4	8.9
Net gains from sale of assets and other items	(6.3)	(.8)	(2.7)	(6.6)
Income from continuing manufacturing operations*	$5.2	$10.2	$28.9	$31.9

Diluted earnings (loss) per share from continuing operations as reported under GAAP	$.29	$.17	$(.04)	$.87
After-tax effects per diluted share of:
Goodwill impairment relating to aluminum extrusions business	-	-	.90	-
Losses associated with plant shutdowns, asset impairments and restructurings	.04	.15	.07	.26
Net gains from sale of assets and other items	(.18)	(.02)	(.08)	(.20)
Diluted earnings per share from continuing manufacturing operations*	$.15	$.30	$.85	$.93

* The after-tax effects of unusual items, goodwill impairments, losses associated with plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from continuing manufacturing operations.  Income and earnings per share from continuing manufacturing operations are key financial and analytical measures used by management to gauge the operating performance of its continuing manufacturing businesses.  They are not intended to represent the stand-alone results for Tredegar’s continuing manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP.  They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.  Further detail regarding the items excluded from income from continuing manufacturing operations is provided in the notes to the financial tables included in this press release.

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TREDEGAR EARNINGS, page 2

Nancy M. Taylor, Tredegar's newly-elected president and chief executive officer, said “The financial performance of our films business in 2009 was strong.  Operating profit increased 19% on lower volume as our film division responded well to the economic uncertainties of the past year by successfully executing on aggressive productivity, cost reduction and asset management initiatives.  As we move forward with longer-term growth efforts in 2010, we expect some increased spending.  Our challenge will be to mitigate the impact of the higher spending and other cost pressures through a continued focus on productivity gains and cost reductions.

 “The economic environment for our aluminum business worsened in 2009 as operations were affected by steep declines in the nonresidential construction market.  The rigorous efforts of our employees to lower costs, effectively manage working capital and improve customer service have helped us during this difficult time and will provide significant operating leverage as volume returns. Given the uncertainty as to the timing of a meaningful recovery in the nonresidential construction market, the division is committed to continue to reduce its breakeven point while strategically investing in the business to ensure sustained improvement in product and service offerings to our customers.”

Ms. Taylor continued:  “We believe growth initiatives in our existing businesses and our continued focus on cost reductions, along with the effective use of our strong balance sheet, positions us well to benefit from eventual improvements in economic conditions in the markets that we serve.”

MANUFACTURING OPERATIONS
Film Products

Fourth-quarter net sales (sales less freight) in Film Products were $119.0 million, down 3.9% from $123.8 million in the fourth quarter of 2008, while operating profit from ongoing operations decreased to $15.4 million in the fourth quarter of 2009 from $19.2 million in 2008.  Volume was 52.6 million pounds in the fourth quarter of 2009, an increase of 4.4% from 50.3 million pounds in the fourth quarter of 2008.  Net sales, operating profit and volume in the third quarter of 2009 were $123.4 million, $21.8 million, and 55.2 million pounds, respectively.

Net sales declined in the fourth quarter of 2009 compared with the fourth quarter of 2008 primarily due to the impact on selling prices from the pass-through of lower average resin costs, partially offset by sales volume increases, mostly of higher-value surface protection and personal care materials, and the favorable effect of changes in the U.S. dollar value of currencies for operations outside of the U.S.  Operating profit from ongoing operations was lower in the fourth quarter of 2009 versus the same period in 2008 primarily due to the favorable effect from the lag in the pass through of substantially lower resin cost recognized in the fourth quarter of 2008.  Film Products also experienced increasing cost pressures in the fourth quarter of 2009, which were partially offset by higher sales volume in the quarter.

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TREDEGAR EARNINGS, page 3

Net sales in Film Products for 2009 were $455.0 million, a decrease of 13.0% from $522.8 million for 2008.  Operating profit from ongoing operations was $64.4 million in 2009, up 19.4% from $53.9 million in the prior year.  Volume was 206.7 million pounds in 2009, down 6.6% from 221.2 million pounds in 2008.

Net sales in 2009 declined primarily due to the impact on selling prices from the pass-through of lower average resin costs, volume declines in personal care materials and packaging films and the unfavorable effect of changes in the U.S. dollar value of currencies for operations outside the U.S. during the year.  Operating profit from ongoing operations increased in 2009 versus 2008 as cost reduction efforts, productivity gains, the positive impact of the change in product mix driven mostly by an increase in sales of higher-value surface protection materials and the lag in the pass-through of reduced resin costs were partially offset by the lower overall sales volumes and the unfavorable effect of the currency changes noted above.

The company estimates that the approximate impact on fourth-quarter operating profit from the lag in the pass-through of changes in average resin costs and adjustments for inventories accounted for under the last-in first-out method (LIFO) was not significant in 2009 and was a positive $6.6 million in 2008.  The estimated full-year impact of the resin pass-through lag and LIFO adjustments was a positive $1.7 million in 2009 and a negative $600,000 in 2008.  The company estimates that changes in the U.S. dollar value of currencies for operations outside of the U.S. had a favorable impact on operating profit of $400,000 in the fourth quarter of 2009 compared to the fourth quarter of 2008, and an unfavorable impact of approximately $1.9 million in 2009 compared with 2008.

Capital expenditures in Film Products were $11.5 million in 2009 compared with $11.1 million in 2008, and are projected to be approximately $24 million in 2010 as spending returns to more normalized levels.  Depreciation expense was $32.2 million in 2009 compared with $34.5 million in the prior year, and is projected to be approximately $36 million in 2010.

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TREDEGAR EARNINGS, page 4

Aluminum Extrusions

Fourth-quarter net sales from continuing operations in Aluminum Extrusions were $38.5 million, down 40.3% from $64.5 million in the fourth quarter of 2008.  Operating losses from ongoing U.S. operations were $4.4 million in the fourth quarter of 2009, a negative change of $6.7 million from operating profits of $2.3 million in the fourth quarter of 2008.  Volume from continuing operations was 19.1 million pounds in the fourth quarter of 2009, down 32.7% from 28.4 million pounds in the fourth quarter of 2008.

Net sales in Aluminum Extrusions for 2009 declined 47.8% to $177.5 million from $340.3 million in 2008.  Operating losses from ongoing U.S. operations were $6.5 million in 2009, a $16.6 million negative change from operating profits of $10.1 million in 2008.  Volume was 91.5 million pounds in 2009, down 32.8% from 136.2 million pounds in the prior year.

The net sales declines in the fourth quarter and full year of 2009 compared with the corresponding period in 2008 were mainly due to lower sales volume.  In addition, the full-year comparison was affected by lower average selling prices driven by a decrease in average aluminum costs.  Weak market conditions led to decreased shipments in most markets.  Operating losses from ongoing U.S. operations reported in the fourth quarter and all of 2009 were primarily driven by lower sales volumes.  Operating results for the fourth quarter 2009 versus 2008 were also negatively impacted by higher adjustments for inventories valued under LIFO in 2008 and adjustments made to a provision for doubtful accounts in 2009 primarily related to the bankruptcy of a large customer.

Capital expenditures for continuing operations in Aluminum Extrusions were $22.5 million in 2009 compared with $9.7 million in the prior year.  Current year capital expenditures include $19.0 million related to the 18-month project to expand capacity at our plant in Carthage, Tennessee.  Production on the new aluminum extrusion press started in late December 2009, and the new capacity will be dedicated to serving customers in the nonresidential construction sector.  Capital expenditures are projected to be approximately $6.4 million in 2010.  Depreciation expense was $7.6 million in 2009 compared with $8.0 million in 2008, and is projected to be approximately $9.5 million in 2010.

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TREDEGAR EARNINGS, page 5

OTHER ITEMS

Net pension income from continuing operations was $544,000 in the fourth quarter and $3.1 million in 2009, an unfavorable change of $655,000 (1 cent per share after taxes) and an unfavorable change of $1.8 million (3 cents per share after taxes), respectively, from amounts recognized in the comparable periods of 2008.  Most of the change in pension income is reflected in “Corporate expenses, net” in the operating profit by segment table.  The Company contributed approximately $129,000 to its pension plans for continuing operations in 2009 and expects to contribute a similar amount in 2010.  Corporate expenses, net increased in 2009 versus 2008 primarily due to adjustments made to accruals for certain performance-based compensation programs and the unfavorable change in pension income noted above.

Interest expense, which includes the amortization of debt issue costs, was $198,000 in the fourth quarter of 2009, compared to $472,000 in the fourth quarter of 2008, and $783,000 and $2.4 million in 2009 and 2008, respectively, primarily due to reductions in average debt levels and lower average interest rates in 2009.

The effective tax rate used to compute income taxes from continuing manufacturing operations was 24.0% in the fourth quarter of 2009 compared with 41.2% in the fourth quarter of 2008, and 33.2% in 2009 compared with 39.9% in 2008.  The decrease in the effective tax rate for continuing manufacturing operations for 2009 versus 2008, which had a favorable impact of approximately 3 cents per share during the fourth quarter and a favorable impact of approximately 9 cents per share in the full year, was primarily due to the recognition of a net tax benefit related to the reversal of income tax contingency accruals upon the favorable conclusion of IRS and state tax examinations through 2003 recognized during 2009, lower effective rates for operations outside the U.S., lower state income taxes and higher research and development tax credits.

Overall results for continuing operations for the quarter and annual periods include special items.  After-tax charges for continuing operations for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were an after-tax net gain of 14 cents and an after-tax net loss of 13 cents per share in the fourth quarters of 2009 and 2008, respectively, and an after-tax net gain of 1 cent in 2009 and an after-tax net loss of 6 cents per share in 2008.  In addition, a non-cash goodwill impairment charge of $30.6 million (after-tax), or 90 cents per share, was recorded for Aluminum Extrusions in the first quarter of 2009.  Further details regarding these items are provided in the financial tables included with this press release.

Tredegar’s investment in Harbinger Capital Partners Special Situations Fund, L.P. had a reported capital account value of $14.5 million at December 31, 2009, compared with $10.1 million at December 31, 2008.  This investment has a carrying value in Tredegar’s balance sheet of $10.0 million, which represents the amount invested on April 2, 2007.

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TREDEGAR EARNINGS, page 6

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net cash (cash and cash equivalents in excess of debt) was $89.5 million at December 31, 2009, compared with net cash of $23.3 million at December 31, 2008.  Adjusted EBITDA from continuing manufacturing operations, a key valuation and borrowing capacity measure, was $84.0 million for the year ended December 31, 2009, down from $98.0 million for the year ended December 31, 2008.  See notes to financial statements and tables for reconciliations to comparable GAAP measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,”  “may” and similar expressions, we do so to identify forward-looking statements.  Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of continuing operations in Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2008 Annual Report on Form 10-K filed with the SEC.  Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

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TREDEGAR EARNINGS, page 7

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures.  Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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TREDEGAR EARNINGS, page 8

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Sales	$161,770	$192,702	$648,613	$883,899
Other income (expense), net (a) (d) (e)	6,807	1,412	8,464	10,341
	168,577	194,114	657,077	894,240

Cost of goods sold (a)	130,281	153,795	516,933	739,721
Freight	4,294	4,434	16,085	20,782
Selling, R&D and general expenses	19,166	16,967	72,337	69,704
Amortization of intangibles	30	30	120	123
Interest expense	198	472	783	2,393
Asset impairments and costs associated with exit and disposal activities (a)	1,468	7,231	2,950	12,390
Goodwill impairment charge (b)	-	-	30,559	-
	155,437	182,929	639,767	845,113

Income from continuing operations before income taxes	13,140	11,185	17,310	49,127
Income taxes (e)	3,159	5,272	18,663	19,486
Income (loss) from continuing operations	9,981	5,913	(1,353)	29,641
Loss from discontinued operations (f)	-	225	-	(705)

Net income (loss) (c)	$9,981	$6,138	$(1,353)	$28,936

Earnings (loss) per share:
Basic:
Continuing operations	$.30	$.17	$(.04)	$.87
Discontinued operations	-	.01	-	(.02)
Net income (loss)	$.30	$.18	$(.04)	$.85
Diluted:
Continuing operations	$.29	$.17	$(.04)	$.87
Discontinued operations	-	.01	-	(.02)
Net income (loss)	$.29	$.18	$(.04)	$.85

Shares used to compute earnings (loss) per share:
Basic	33,825	33,782	33,861	33,977
Diluted	33,871	33,990	33,861	34,194

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TREDEGAR EARNINGS, page 9

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
Net Sales
Film Products	$119,023	$123,809	$455,007	$522,839
Aluminum Extrusions	38,453	64,459	177,521	340,278
Total net sales	157,476	188,268	632,528	863,117
Add back freight	4,294	4,434	16,085	20,782
Sales as shown in the Consolidated Statements of Income	$161,770	$192,702	$648,613	$883,899

Operating Profit (Loss)
Film Products:
Ongoing operations	$15,401	$19,195	$64,379	$53,914
Plant shutdowns, asset impairments, restructurings and other (a)	(1,186)	(6,648)	(1,846)	(11,297)

Aluminum Extrusions (f):
Ongoing operations	(4,404)	2,323	(6,494)	10,132
Goodwill impairment charge (b)	-	-	(30,559)	-
Plant shutdowns, asset impairments, restructurings and other (a)	778	(72)	(639)	(687)

AFBS:
Gain on sale of investments in Theken Spine and Therics, LLC (d)	1,818	-	1,968	1,499
Total	12,407	14,798	26,809	53,561
Interest income	157	351	806	1,006
Interest expense	198	472	783	2,393
Gain on the sale of corporate assets (e)	-	-	404	1,001
Gain from write-up of an investment accounted for under the fair value method (e)	5,100	600	5,100	5,600
Stock option-based compensation costs	465	266	1,692	782
Corporate expenses, net (a)	3,861	3,826	13,334	8,866
Income from continuing operations before income taxes	13,140	11,185	17,310	49,127
Income taxes (e)	3,159	5,272	18,663	19,486
Income (loss) from continuing operations	9,981	5,913	(1,353)	29,641
Loss from discontinued operations (f)	-	225	-	(705)
Net income (loss) (c)	$9,981	$6,138	$(1,353)	$28,936

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TREDEGAR EARNINGS, page 10

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
Assets

Cash & cash equivalents	$90,663	$45,975
Accounts & notes receivable, net	74,014	91,400
Income taxes recoverable	4,016	12,549
Inventories	35,522	36,809
Deferred income taxes	5,750	7,654
Prepaid expenses & other	5,335	5,374
Total current assets	215,300	199,761

Property, plant & equipment, net	230,876	236,870
Other assets	45,561	38,926
Goodwill & other intangibles (b)	104,542	135,075
Total assets	$596,279	$610,632

Liabilities and Shareholders' Equity

Accounts payable	$53,770	$54,990
Accrued expenses	34,930	38,349
Current portion of long-term debt	451	529
Total current liabilities	89,151	93,868

Long-term debt	712	22,173
Deferred income taxes	59,052	45,152
Other noncurrent liabilities	18,292	29,023
Shareholders' equity	429,072	420,416
Total liabilities and shareholders' equity	$596,279	$610,632

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TREDEGAR EARNINGS, page 11

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended
	December 31
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(1,353)	$28,936
Adjustments for noncash items:
Depreciation	39,877	43,068
Amortization of intangibles	120	123
Goodwill impairment charge	30,559	-
Deferred income taxes	6,771	22,183
Accrued pension income and postretirement benefits	(2,654)	(4,426)
Loss on asset impairments and divestitures	1,005	10,136
Gain on the write-up of an investment accounted for under the fair value method (e)	(5,100)	(5,600)
Gain on sale of assets	(3,462)	(3,083)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	18,449	(678)
Inventories	2,200	13,374
Income taxes recoverable	8,533	(12,092)
Prepaid expenses and other	1,209	(1,873)
Accounts payable and accrued expenses	7,023	(18,900)
Other, net	38	4,238
Net cash provided by operating activities	103,215	75,406
Cash flows from investing activities:
Capital expenditures (including settlement of related accounts payable of $1,709 in 2009 and net of accounts payable of $1,709 in 2008)	(35,851)	(19,235)
Proceeds from the sale of the aluminum extrusions business in Canada (net of cash included in sale and transaction costs)	-	23,407
Proceeds from the sale of assets and property disposals	4,146	4,691
Investments	-	(5,391)
Net cash provided by (used in) investing activities	(31,705)	3,472
Cash flows from financing activities:
Dividends paid	(5,427)	(5,447)
Debt principal payments	(21,539)	(84,489)
Borrowings	-	25,000
Repurchases of Tredegar common stock (including settlement of payable of $3,368 in 2008)	(1,523)	(19,792)
Proceeds from exercise of stock options and other	245	4,069
Net cash used in financing activities	(28,244)	(80,659)
Effect of exchange rate changes on cash	1,422	(461)
Increase (decrease) in cash and cash equivalents	44,688	(2,242)
Cash and cash equivalents at beginning of period	45,975	48,217
Cash and cash equivalents at end of period	$90,663	$45,975

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TREDEGAR EARNINGS, page 12

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended December 31, 2009
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from continuing ongoing operations	$64.4	$(6.5)	$57.9
Allocation of corporate overhead	(12.9)	(1.0)	(13.9)
Add back depreciation and amortization from continuing operations	32.4	7.6	40.0
Adjusted EBITDA from continuing operations (g)	$83.9	$0.1	$84.0

Selected balance sheet and other data as of December 31, 2009:
Net debt (cash) (h)	$(89.5)
Shares outstanding	33.9

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2009 include:
•	A pretax charge of $1.0 million for an asset impairment in Film Products;
•
A pretax gain of $640,000 related to the sale of land at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Other income (expense), net" in the condensed consolidated statements of income);

•
Pretax gains of $547,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

•
Pretax charges of $463,000 for severance and other employee-related costs in connection with restructurings in Film Products ($181,000), Aluminum Extrusions ($64,000) and corporate headquarters ($218,000, included in "Corporate expenses, net" in the net sales and operating profit by segment table); and

•
A pretax charge of $345,000 related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in 2009 include:
•
Pretax charges of $2.1 million for severance and other employee-related costs in connection with restructurings in Film Products ($1.3 million), Aluminum Extrusions ($433,000) and corporate headquarters ($396,000, included in "Corporate expenses, net" in the net sales and operating profit by segment table);

•	A pretax charge of $1.0 million for an asset impairment in Film Products;
•
Pretax losses of $952,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

•
A pretax gain of $640,000 related to the sale of land at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Other income (expense), net" in the condensed consolidated statements of income);

•
Pretax gain of $275,000 on the sale of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia;

•
A pretax gain of $175,000 on the sale of a previously shutdown aluminum extrusions manufacturing facility in El Campo, Texas (included in "Other income (expense), net" in the condensed consolidated statements of income);

•	A pretax gain of $149,000 related to the reversal to income of certain inventory impairment accruals in Film Products; and
•
A pretax net charge of $69,000 (included in "Cost of goods sold" in the condensed consolidated statements of income) related to adjustments of future environmental costs expected to be incurred by Aluminum Extrusions.

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TREDEGAR EARNINGS, page 13

Plant shutdowns, asset impairments and restructurings in the fourth quarter of 2008 include:
•	Pretax charges of $7.2 million for asset impairments in Film Products;
•
A pretax gain of $583,000 related to the sale of land rights and related improvements at Film Products facility in Shanghai, China (included in "Other income (expense), net" in the condensed consolidated statements of  income); and

•
A pretax charge of $72,000 related to expected future environmental costs at Aluminum Extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statement of income).

Plant shutdowns, asset impairments and restructurings in 2008 include:
•	Pretax charges of $9.7 million for asset impairments in Film Products;
•	Pretax charges of $2.7 million for severance and other employee-related costs in connection with restructurings in Film Products ($2.2 million) and Aluminum Extrusions ($510,000);
•
A pretax gain of $583,000 related to the sale of land rights and related improvements at Film Products facility in Shanghai, China (included in "Other income (expense), net" in the condensed consolidated statements of income); and

•
A pretax charge of $177,000 related to expected future environmental costs at Aluminum Extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

(b)
Goodwill impairment charge of $30.6 million ($30.6 million after taxes) was recognized in Aluminum Extrusions in the first quarter of 2009 upon completion of an impairment analysis performed as of March 31, 2009.  This non-cash charge resulted from the estimated adverse impact on the business unit's fair value of possible future losses and the uncertainty of the amount and timing of an economic recovery.

(c)
Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $14.8 million in the fourth quarter of 2009 and a loss of $67.9 million in the fourth quarter of 2008. Comprehensive income (loss) was income of $13.7 million in 2009 and a loss of $54.7 million in 2008. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service cost and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service cost and net gains or losses recorded net of deferred taxes directly in shareholders' equity.  The comprehensive loss for the fourth quarter and full year of 2008 related to the significant reduction in the funded status of our pension plans from 2007 to 2008.

(d)
Gain on the sale of investments in Theken Spine and Therics, LLC includes the receipt of a contractual earn-out payment of $1.8 million in the fourth quarter of 2009 and a post-closing contractual adjustment of $150,000 in the first quarter of 2009.  The 2008 gain on sale of $1.5 million was received at the closing of the sale of the investments.  These amounts are included in "Other income (expense), net" in the condensed consolidated statements of income. AFBS (formerly Therics, Inc.) received these investments in 2005, when substantially all of the assets of AFBS, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

(e)
Gain on sale of corporate assets in 2009 includes a realized gain on the sale of corporate real estate ($404,000) in the first quarter of 2009.  Gain on the sale of corporate assets in 2008 includes a realized gain related to the sale of equity securities ($509,000) and a realized gain on the sale of corporate real estate ($492,000), both in the third quarter of 2008. These gains are included in "Other income (expense), net" in the condensed consolidated statement of income.  The unrealized gain from the write-up of an investment accounted for under the fair value method of $5.1 million in 2009 and $5.6 million in 2008 is also included in "Other income (expense), net" in the condensed consolidated statements of income.  The unrealized gain in 2009 is attributed to the appreciation of our ownership interest upon the investee, a drug delivery company, entering into an exclusive licensing agreement that includes upfront and potential milestone payments. The write-up in 2008 was based on the valuation of Tredegar's investment implied from the term sheet of a new round of equity financing for the investee.

Income taxes for 2009 include the recognition of valuation allowances of $2.1 million (which includes partial reversals of $476,000 and $1.2 million recognized in the third and fourth quarters, respectively) related to expected limitations on the utilization of assumed capital losses on certain investments. Income taxes for 2008 include the partial reversal of a valuation allowance recognized in the third quarter of 2007 of $1.1 million that originally related to expected limitations on the utilization of assumed capital losses on certain investments.

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TREDEGAR EARNINGS, page 14

(f)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25.0 million to an affiliate of H.I.G. Capital.  The purchase price was subject to adjustment based upon the actual working capital of the business at the time of sale.  All historical results for this business have been reflected as discontinued operations in the accompanying financial tables. The components of income (loss) from discontinued operations are presented below:

	Fourth Quarter Ended		Year Ended
	December 31		December 31
(In thousands)	2009	2008	2009	2008

Income (loss) from operations before income taxes	$-	$-	$-	$(391)
Income tax cost (benefit) on operations	-	-	-	(98)
	-	-	-	(293)
Loss associated with asset impairments and disposal activities	-	-	-	(1,337)
Income tax cost (benefit) on asset impairments and costs associated with disposal activities	-	(225)	-	(925)
	-	225	-	(412)
Income (loss) from discontinued operations	$-	$225	$-	$(705)

(g)
Adjusted EBITDA for the twelve months ended December 31, 2009, represents income from continuing operations before interest; taxes; depreciation; amortization; unusual items, goodwill impairments and losses associated with plant shutdowns, asset impairments and restructurings; gains or losses from the sale of assets; investment write-downs or write-ups; charges related to stock option awards accounted for under the fair value-based method; and other items.  Adjusted EBITDA is not intended to represent net income or cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow.  We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA.  We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(h)	Net debt (cash) is calculated as follows (in millions):

Debt	$1.2
Less: Cash and cash equivalents	(90.7)
Net debt (cash)	$(89.5)

Net debt or cash is not intended to represent debt or cash as defined by GAAP.  Net debt or cash is utilized by management in evaluating the company’s financial leverage and equity valuation and the company believes that investors also may find net debt or cash to be helpful for the same purposes.

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